Exhibit 10.1
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Second Amended and Restated Employment Agreement (the “Second Amended Agreement”) is made and entered into as of the 31st day of December, 2008, by and between Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), Big 5 Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Big 5 Corp.”), and Steven G. Miller, an individual (the “Executive”).
RECITALS
     A. Executive is currently employed as President, Chief Executive Officer and Chairman of the Board of Directors of the Company and as President, Chief Executive Officer and Chairman of the Board of Directors of Big 5 Corp. pursuant to an Amended and Restated Employment Agreement (the “Employment Agreement”) between the Company, Big 5 Corp. and Executive dated as of June 14, 2002.
     B. The Company, Big 5 Corp. and Executive desire to amend and restate the Employment Agreement regarding the terms and conditions of Executive’s employment by the Company and Big 5 Corp to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to update certain other provisions.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Big 5 Corp. hereby agree to employ Executive, and Executive hereby accepts and agrees to such employment, on the terms and subject to the conditions set forth herein.
     1. Term of Employment. This Second Amended Agreement shall be effective as of December 31, 2008 and shall govern Executive’s employment from and after such date. As of any given date after the Effective Date (each such date, the “Date of Determination”), Executive’s employment shall terminate on the fourth anniversary of the Date of Determination, unless sooner terminated in accordance with the provisions of this Second Amended Agreement or extended by an amendment executed by the Company, Big 5 Corp. and Executive (the “Term”). Accordingly, there shall always for all purposes be a minimum of at least four years remaining on the Term under this Second Amended Agreement.
     2. Capacity and Duties. Executive shall be employed as President, Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”) and President, Chief Executive Officer and Chairman of the Board of Directors of Big 5 Corp., with such duties and responsibilities commensurate with such positions as may be assigned by the Company or Big 5 Corp., as applicable. Executive shall devote his full business time, attention and energy to the performance of his duties for the Company and Big 5 Corp.; provided, however, that, subject to Section 7.2(b), Executive may engage in non-profit and personal investment activities that neither interfere with his duties and responsibilities under this Second Amended Agreement nor conflict or compete with the interests of the Company. As long as Executive serves as an officer of the Company, the Company shall use its best efforts to ensure that Executive shall continue to be elected to serve on the Board and on the Board of Directors of Big 5 Corp.
     3. Compensation.
          3.1 Base Salary. During the Term, Executive’s annual base salary shall be Four Hundred Seventy Three Thousand Dollars ($473,000) and shall be adjusted as provided in this Section 3.1 (the “Base Salary”). During the first quarter of each calendar year of the Term (each year during the Term is sometimes referred to as a “Term Year”), on a timetable consistent with its general evaluation of the annual performance of the Company’s senior executive officers, or from time to time at the sole discretion of the compensation committee of the Board (the “Compensation Committee”), Executive’s Base Salary shall be reviewed by the Compensation Committee and may be increased, but may never be decreased, in the sole discretion of the Compensation Committee. In determining whether to increase Executive’s Base Salary, the Compensation Committee may engage a reputable compensation consulting firm to determine comparable compensation packages provided to chief executive officers in similarly situated companies.
          3.2 Annual Bonus. The Compensation Committee shall adopt a cash bonus plan designed to provide Executive an opportunity to earn annual cash bonuses during each Term Year during his employment that, when added to Executive’s Base Salary, shall provide Executive a level of compensation consistent with the Company’s past practice and the Company’s and Executive’s performance, and in any event comparable to compensation generally provided to other chief executive officers of publicly traded companies that are comparable to the Company. If desired by the Compensation Committee, the Company may retain a reputable compensation consultant to assist the Compensation Committee in identifying similarly situated companies and to make recommendations regarding the structure and amount of the cash bonus plan. If this Second Amended Agreement is terminated in the middle of a Term Year, Executive shall receive a cash bonus for services rendered through the Termination Date (as defined in Section 5.8) equal to the greater of (a) the last annual cash bonus paid to Executive (whether before or during the Term) and (b) the average of the annual cash bonuses paid by the Company or Big 5 Corp. to Executive during the immediately preceding three full fiscal years (whether before or during the Term), pro rated through the Termination Date.
          3.3 Payment of Taxes. Except as explicitly provided herein, to the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment under this Second Amended Agreement. Any payments otherwise due hereunder to Executive, including but not limited to the Base Salary and any bonus, shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.
          3.4 Stock Options. All options (the “Options”) to purchase the common stock of the Company (the “Common Stock”) granted to Executive after the Effective Date, whether pursuant to the Company’s 2007 Equity and Performance Incentive Plan (the “Stock

Incentive Plan”) or otherwise, shall, unless otherwise agreed by the Company and Executive, vest in 48 equal monthly installments commencing on the first day of each month following the month in which such Options are granted. The Company shall maintain an effective registration statement covering the shares of Common Stock underlying any Options granted to Executive.
     4. Benefits.
          4.1 Expenses. The Company agrees to repay or reimburse Executive for ordinary and necessary business expenses to the extent compatible with, and subject to the verification and substantiation documentation and procedures applicable under, the Company’s general policies for its senior executive officers. No reimbursement will be made later than the close of the calendar year following the calendar year in which the expense was incurred. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit.
          4.2 Medical and Insurance Benefits. During the Term, the Company shall provide Executive with those group medical, health insurance, disability insurance and life insurance benefits generally available to its senior executive officers, as such benefits may be modified from time to time in the Company’s sole and absolute discretion.
          4.3 Vacation and Sick Leave. During the Term, Executive shall be entitled to vacations, holidays and sick leave without reduction in Executive’s Base Salary in accordance with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion; provided, however, that nothing contained in this Section 4.3 shall affect the Company’s rights under Section 5.4.
          4.4 Automobile. During the Term, the Company shall provide Executive with an automobile in accordance with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.
          4.5 401(k) and Profit-Sharing Plan. During the Term, the Company shall provide Executive with the opportunity to participate in the Company’s 401(k) plan and profit-sharing plan in accordance with the policies established from time to time by the Company for its senior executive officers in its sole and absolute discretion.
          4.6 Other Benefits. Executive shall also be eligible, on the same basis as other senior executive officers, for any other benefits provided generally by the Company for or to its senior executive officers.
     5. Termination. Subject to the provisions of this Section 5, each of the Company and Executive shall have the right to terminate Executive’s employment under this Second Amended Agreement at any time for any reason or for no reason by written notice to the other party.
          5.1 Termination by the Company for Just Cause. Without prejudice to the foregoing, the Company may terminate Executive’s employment hereunder at any time for Just Cause (as defined below). A termination shall be for “Just Cause” if such termination results from the occurrence of any of the following: (i) intentional material misconduct by Executive in the responsibilities reasonably assigned to him or (ii) conviction by a court of competent jurisdiction of any felony involving the embezzlement, theft or misappropriation of monies or other property of the Company or for any crime involving moral turpitude. In the event of termination for Just Cause, this Second Amended Agreement shall terminate immediately and all parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive’s ongoing obligations pursuant to Sections 7.1 and 7.2) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive’s salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company’s policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1.
          5.2 Termination by Executive without Good Reason. Without prejudice to the foregoing, Executive may terminate his employment without regard to Good Reason (defined in Section 5.3). In the event Executive terminates his employment without regard to Good Reason, this Second Amended Agreement shall terminate immediately and all parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive’s ongoing obligations pursuant to Sections 7.1 and 7.2) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive’s salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company’s policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1.
          5.3 Termination by the Company without Just Cause or by Executive for Good Reason. In the event the Company terminates Executive without Just Cause, or if Executive terminates his employment with the Company for Good Reason, this Second Amended Agreement shall terminate immediately and all parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive’s ongoing obligations pursuant to Sections 7.1 and 7.2(a)) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive’s salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company’s policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1. The Company shall also pay to Executive, on the fifth business day following the Termination Date, as a lump sum severance payment and subject to Section 3.3, Executive’s Base Salary through the remaining scheduled Term of the Second Amended Agreement, computed without regard to the termination of such Second Amended Agreement (the “Severance Period”) plus an amount equal to four times the greater of (a) the last annual cash bonus paid to Executive (whether before or during the Term) and (b) the average annual cash bonus paid by the Company or Big 5 Corp. to Executive during the prior three fiscal years (whether before or during the Term). In addition, Executive will also be entitled, during the Severance Period, to receive all benefits that would have been payable to him pursuant to Sections 4.2 and 4.4 if Executive had been employed by the Company during such period. Notwithstanding the foregoing, the Company shall not be required to provide any medical benefits to Executive as of the date Executive and his family become covered under any other group health plan not maintained by the Company; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or his dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 5.3 shall continue (but not beyond the Severance Period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of ERISA (commonly known as COBRA) to qualify for any of the benefits described in this Section 5.3, the obligations of the Company to provide such benefits under this Section 5.3 shall be conditioned upon Executive timely making such an election (the preceding two sentences are referred to as the “Benefits Exceptions”). Any payment or reimbursement of benefits under this Section 5.3 that is taxable to Executive or his dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or his dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, all Options that have been granted to Executive shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option. Executive’s termination of this Second Amended Agreement shall be for “Good Reason” if Executive terminates this Second Amended Agreement upon the happening of any of the following events, after having given written notice within 30 days after the occurrence of such event, and the Company or Big 5 not having cured such event within 30 business days following receipt of such notice: (i) the willful breach of any of the material obligations of the Company or Big 5 Corp. to Executive under this Second Amended Agreement; (ii) the Company’s chief executive offices are moved to a location outside of Los Angeles County, California; (iii) Executive’s position (including status, titles and reporting requirements), authority, duties and responsibilities shall cease to be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date; (iv) Executive fails to be reelected to, or is removed from, the Board or the Board of Directors of Big 5 Corp.; or (v) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume expressly and agree to perform this Second Amended Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          5.4 Unavailability. If Executive becomes Unavailable for a period of thirty (30) consecutive business days, the Company shall have the right to designate a person to succeed Executive on a temporary basis in the capacity described in Section 2; provided, however, that if at any time during the first six months after Executive becomes Unavailable,

Executive ceases to be Unavailable for a period of thirty (30) consecutive business days, he shall be entitled to be reinstated in the capacity described in Section 2. If Executive becomes and remains Unavailable for any consecutive period during the Term exceeding six months, or for shorter periods aggregating more than eight months during any twelve-month period during the Term, either the Company or Executive shall have the right to terminate this Second Amended Agreement, and all parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive’s ongoing obligations pursuant to Sections 7.1 and 7.2(a)) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive’s salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company’s policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1. The Company shall also pay to Executive, on the fifth business day following the Termination Date, as a lump sum severance payment and subject to Section 3.3, Executive’s Base Salary for two years plus an amount equal to two times the greater of (a) the last annual cash bonus paid to Executive (whether before or during the Term) and (b) the average annual cash bonus paid by the Company or Big 5 Corp. to Executive during the prior three fiscal years (whether before or during the Term). In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all Options that would have vested during the 24 months following the Termination Date shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option and (y) the Company shall continue to provide Executive all other benefits that would otherwise be payable to Executive pursuant to Sections 4.2 and 4.4 during the Severance Period, subject to the Benefits Exceptions. “Unavailable” shall mean any instance (except for an instance which would constitute Just Cause under Section 5.1) where Executive is not reasonably able to render full services as contemplated hereby, which determination shall be made in good faith by a qualified physician selected by the Compensation Committee or the Company’s insurers and acceptable to Executive or Executive’s legal representative.
          5.5 Death. In the event of Executive’s death at any time during the Term, this Second Amended Agreement shall terminate automatically and all parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive and the Company shall pay to Executive’s estate, within five (5) business days of the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive’s salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company’s policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) all Options that would have vested during the 24 months following the Termination Date shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option and (y) the Company shall continue to provide for the benefit of Executive’s family the medical benefits referred to in Section 4.2 during the Severance Period, subject to the Benefits Exceptions.

          5.6 Exclusivity of Remedies. Executive agrees that the rights and entitlements set forth in Section 5 apply to the exclusion of any other contractual rights and entitlements that Executive may have from the Company or Big 5 Corp. by reason of the termination of Executive’s employment.
          5.7 No Mitigation. The payments required to be paid to Executive by the Company pursuant to Section 5 shall not be reduced or mitigated by amounts which Executive is capable of earning or does earn during any period following his Termination Date.
          5.8 Termination Date. For purposes of Sections 5 and 6, the term “Termination Date” shall mean that date on which Executive’s employment is terminated pursuant to Section 5.
     6. Severance Payments following a Change in Control.
          6.1 Severance Payment; Continuation of Benefits; Vesting of Options. If there is a Change in Control (as defined in Section 6.2) of the Company while Executive is employed by the Company and if, within 6 months following the date of such Change in Control, Executive terminates his employment for any reason whatsoever, then Executive shall receive all of the payments and benefits set forth in Section 5.3 as if Executive had terminated his employment for Good Reason.
          6.2 Change in Control. For purposes of Section 6, “Change in Control” of the Company shall mean the occurrence of any of the following:
          (a) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;
          (b) The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;
          (iii) The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or
          (iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.
          6.3 Excise Tax Limitation.
               (a) Notwithstanding anything contained in this Second Amended Agreement to the contrary, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Executive or for Executive’s benefit paid or payable pursuant to the terms of this Second Amended Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company on a change of control within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). The Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments that are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with Payments that are to be paid the farthest in time from the Determination (as defined in Section 6.3(b)). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.
               (b) All determinations required to be made under this Section 6.5 (each, a “Determination”) shall be made, at the Company’s expense, by the accounting firm that is the Company’s accounting firm prior to a “change of control” (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the “Accounting Firm”).

The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to Executive before payment of Executive’s severance payment under Section 6 (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive (in either case provided that the Company or Executive believes in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination. The existence of any dispute shall not in any way affect Executive’s right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Executive, subject to the application of Section 6.3(c).
               (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 6.3(a) (an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date of Executive’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive’s satisfaction of the dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to Executive pursuant to the terms of this Second Amended Agreement or otherwise, but for the operation of this Section 6.3(c), until the date of payment.
          6.4 No Mitigation. The payments required to be paid to Executive by the Company pursuant to Section 6 shall not be reduced by amounts which Executive is capable of earning or does earn during any period following his Termination Date.
     7. Covenants.
          7.1 Non-Interference Covenant. Upon the termination of the employment relationship between the Company and Executive for any reason, whether upon the expiration of the Term or earlier, and for a period of two years thereafter (the “Non-Solicitation Period”), Executive agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, soliciting or encouraging any employee of the Company or its direct or indirect subsidiaries who is employed in an executive, managerial, administrative or professional capacity or who possesses Confidential Material (as defined in Section 7.2), to leave the employment of the Company or its affiliated entities.
          7.2 Nondisclosure of Confidential Material.
               (a) In the performance of his duties, Executive has previously had, and may be expected in the future to have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and has been and/or will be disclosed to Executive in confidence. Except in the performance of his duties to the Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, except that the foregoing disclosure prohibition shall not apply as to Confidential Material that has been publicly disclosed (not due to a breach by Executive of his obligations hereunder or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which Executive knows or reasonably should know). All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Second Amended Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in the possession or under the control of Executive.
               (b) In light of the fact that the Confidential Material that Executive has acquired, and will acquire, is inextricably bound with Executive’s knowledge regarding the conduct of the Company’s business activities and that therefore Executive would necessarily use Confidential Material if he were to compete with the Company, Executive further agrees that during the term of Executive’s employment relationship with the Company, he will not provide any services, whether as an officer, director, proprietor, employee, partner, consultant, advisor, agent, sales representative or otherwise, nor will he own beneficially securities of any entity (except that, in the case of any entity whose equity securities are publicly-held, he may beneficially own up to 2% of the outstanding equity securities of such entity) that, directly or indirectly, competes with any of the Company’s present or future (up to the date of termination) business activities. Executive further agrees that, upon the termination of the employment relationship between the Company and Executive for any reason, whether upon the expiration of the Term or earlier (including a voluntary termination by Executive), the restrictions set forth in the previous sentence shall extend for the greater of (x) a six-month period after termination and (y) the remainder of the Term as then in effect (without any further extensions thereof) but for such termination; provided, however, that the agreement between Executive and the Company contained in the first part of this sentence shall not apply in the event that Executive’s employment is terminated by the Company without Just Cause pursuant to Section 5.3, by Executive for

Good Reason pursuant to Section 5.3 or by the Company or Executive due to Executive’s Unavailability pursuant to Section 5.4.
          7.3 Equitable Relief. Executive acknowledges that violation of either Section 7.1 or 7.2 would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by Executive of Section 7.1 or 7.2, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Second Amended Agreement or otherwise, and all of the Company’s rights and remedies shall be unrestricted.
     8. Arbitration as the Exclusive Remedy.
          8.1 Arbitration of All Disputes. If Executive and the Company cannot resolve a dispute (whether arising in contract or tort or any other legal theory and whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of the employment relationship established herein or the termination thereof (a “Dispute”), then arbitration will be used to settle such Dispute. Because arbitration is generally faster and less expensive than other procedures for resolving disputes, both Executive and the Company agree that the arbitration procedure set forth below will be their exclusive remedy and waive any right to seek legal relief in any other form. In the event that a Dispute involves a claim which either Executive or the Company seeks to assert against a third party, the assertion of such claim against such third party in a court or other tribunal shall not relieve Executive and the Company from their respective obligations to resolve the Dispute between them by arbitration under Section 8. The parties further agree that arbitration shall be their exclusive remedy in the event of any Dispute which involves any third party (including any officer, director or agent of the Company or an affiliate of the Company) provided that such third party consents to participate in and be bound by such arbitration. The only exception to the preceding provisions of Section 8.1 is that the Company may seek provisional relief from any court having jurisdiction in the event of an alleged breach by Executive of Sections 7.1 or 7.2 or any other provision of this Second Amended Agreement pending a final determination by arbitration, in the event of any claim that would be rendered ineffectual without provisional relief and Executive may seek such provisional relief, pending a final determination by arbitration, in the event of any claim that would be rendered ineffectual without provisional relief. The arbitration will be conducted in accordance with the employment arbitration procedures of the American Arbitration Association (“AAA”), except as modified in this Second Amended Agreement.
          8.2 Selection of Arbitrators. Each party shall have the right to designate one arbitrator within ten (10) business days from the date when the party initiating the arbitration files and delivers a notice of intent to arbitrate. If, within that time period, either party has failed to appoint an arbitrator, AAA shall make the appointment. The two arbitrators shall agree upon and designate a third arbitrator within ten (10) business days from the date of the appointment of the last-appointed arbitrator. In the event that the two arbitrators have not designated a third arbitrator within ten (10) business days from the date of the appointment of the last-appointed arbitrator, AAA shall appoint the third arbitrator. After the selection of arbitrators, the parties may mutually agree to use the third arbitrator as the sole arbitrator to resolve their dispute.
          8.3 Procedures. The party filing a claim must present it in writing to both the other party and the AAA office in Los Angeles within six months of the date the party filing the claim knew or should have known of it or the Termination Date, whichever is earlier. Any claim not brought within the required time period will be waived forever. In the arbitration proceedings (i) all testimony of witnesses shall be taken under oath, (ii) it is specifically contemplated and agreed by the parties hereto that the provisions of Section 1283.05 of the Code of Civil Procedure, as presently in force, be incorporated into and made a part of, and be applicable to, the arbitration agreement set forth in this Section 8.3, and (iii) upon conclusion of any arbitration proceedings hereunder, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Second Amended Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.
               Each party hereby agrees that the prevailing party shall be entitled to recover all costs incurred in preparation for and as a result of any such arbitration, including without limitation, filing fees, attorneys’ fees, the compensation to be paid to the arbitrators in any such arbitration and costs of transcripts. The arbitrators shall not have power or competence to allocate between the parties in their award any such costs, expenses, fees or share of the arbitrators’ compensation, except as provided in the preceding sentence.
     9. Miscellaneous.
          9.1 Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s separation from service is “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder (“Section 409A”), the stock of the Company, Big 5 Corp., or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six months from the date of Executive’s separation from service, except in the event of Executive’s death. Within 30 days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 9.1. The catch-up payment amount shall accrue simple interest at the prime rate of interest as published by the Bank of America as of the beginning of the deferral period, which such interest shall be paid with the catch-up payment. The Company will place an amount in a “rabbi trust” with an independent trustee reasonably acceptable to Executive equal to the catch-up payment plus the interest that will accrue thereon. Payments of compensation or benefits on Executive’s termination of employment (other than accrued salary and vacation pay, other accrued amounts that must be paid under applicable law, and “welfare benefits” specified in Treasury Regulations Section 1.409A-1(a)(5)) shall be paid only if and when the termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h). Wherever payments under this Second

Amended Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
          9.2 Joint and Several Obligations. The obligations and promises set forth herein by the Company and Big 5 Corp., including payment obligations, shall be joint and several undertakings of each such party, and, in the event of a breach of any of such obligations or promises, Executive may proceed hereunder against any one or more of such parties without waiving the right to proceed against the other.
          9.3 Agreement Authorized. Executive hereby warrants that Executive is free to enter into this Second Amended Agreement and to render Executive’s services pursuant hereto. The Company and Big 5 Corp. hereby warrant that any required authorization of this Second Amended Agreement by their respective boards of directors have been obtained.
          9.4 Counsel. Executive has read and understands this Second Amended Agreement and has sought the advice of counsel to the extent he has determined appropriate.
          9.5 Partial Invalidity. If any term or provision of this Second Amended Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable (other than provisions going to the essence of this Second Amended Agreement), the remainder of this Second Amended Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Second Amended Agreement shall be valid and be enforced to the fullest extent permitted by law.
          9.6 Notices. Except as otherwise provided herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:
          If to the Company, to:
Big 5 Sporting Goods Corporation
Attention: Gary S. Meade
2525 East El Segundo Boulevard
El Segundo, California 90245
Fax #: (310) 297-7592

          If to Big 5 Corp., to:
Big 5 Corp.
Attention: Gary S. Meade
2525 East El Segundo Boulevard
El Segundo, California 90245
Fax #: (310) 297-7592
          If to Executive, to:
Steven G. Miller
2525 East El Segundo Boulevard
El Segundo, California 90245
Fax #: (310) 297-7595
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.6, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.6, be deemed given upon receipt, (c) if delivered by mail in the manner described above to the address as provided in this Section 9.6, be deemed given on the earlier of the third business day following mailing or upon receipt and (d) if delivered by overnight courier to the address as provided in this Section 9.6, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
          9.7 Entire Agreement. This Second Amended Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings between the parties relating to such subject matter. Notwithstanding the foregoing, this Second Amended Agreement does not supersede the Management Subscription and Stockholders Agreement between Executive and the Company dated as of November 11, 1997 and it is acknowledged that the parties may enter into other agreements in connection with Executive’s employment, including Option agreements.
          9.8 Successors and Assigns; No Third Party Beneficiaries. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Second Amended Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. This Second Amended Agreement is solely for the benefit of the parties hereto and their respective permitted successors and assigns and no other person or entity shall have any rights under this Agreement; provided, however, it is expressly intended that Executive’s estate is a third party beneficiary of this Second Amended Agreement.
          9.9 Modification and Waiver. None of the terms or provisions hereof shall be modified or waived, and this Second Amended Agreement may not be amended or terminated, except by a written instrument signed by the party against which any modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.
          9.10 Construction and Assignment. This Second Amended Agreement shall be construed under and governed by the laws of the State of California. This Second Amended Agreement shall not be assignable by Executive. The terms and conditions of this Second Amended Agreement shall inure to the benefit of and be binding upon any successor to the business of the Company or Big 5 Corp.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amended Agreement as of the day and year first written above.

THE COMPANY Big 5 Sporting Goods Corporation, a Delaware corporation
By:	/s/ Barry D. Emerson
	Name:	Barry D. Emerson
	Title:	Senior Vice President and Chief Financial Officer

BIG 5 CORP. Big 5 Corp., a Delaware corporation
By:	/s/ Barry D. Emerson
	Name:	Barry D. Emerson
	Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE
/s/ Steven G. Miller
Steven G. Miller